EXHIBIT 3.1(b)

                        AMENDED ARTICLES OF INCORPORATION

                                    OF DYNECO

                                   CORPORATION

         The following amendment of the Articles of Incorporation were duly adopted by the Corporation's shareholders:

                                    ARTICLE I

         The name of this Corporation is DynEco Corporation.

                                   ARTICLE II

         The registered office of this Corporation is located at 2116 Second Avenue South, Minneapolis MN 55404, and the registered agent at that address is Mark J. Vieno.

                                   ARTICLE III

         The aggregate number of shares that the Corporation has authority to issue is 100,000,000. The shares are classified in two classes, consisting of 20,000,000 shares of Preferred Stock of the par value of $.01 per share and 80,000,000 shares of Common Stock of the par value of $.01 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

         No shareholder of this Corporation shall have any cumulative voting rights.

         No shareholder of this Corporation shall have any preemptive * by virtue of Minnesota Statutes, ss. 302A.413 (or any similar provisions of future law) to subs*. for, purchase or acquire any shares of the Corporation of any class, or any obligations or other securities convertible into or exchangeable for any such shares, or any rights to purchase any such shares, securities or obligations.

                                   ARTICLE IV

         The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of this Article IV, provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy-five percent (75%) of the voting power of all outstanding shares entitled to vote, entitled to be cast by the holders of all then outstanding voting shares, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same.

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         A director shall hold office until the annual meeting for the year in which the director's term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than a majority of the voting power of all outstanding shares entitled to vote, voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor.

         Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of preferred stock, and such directors so elected shall not be divided into classes pursuant to mis Article IV unless expressly provided by such terms.

         Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this
Article IV.

                                    ARTICLE V

         Only persons who are nominated in accordance with the procedures set forth in this Article V shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article V. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as

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amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the corporation's books, of such shareholder and (ii) the class and number of shares of the corporation which are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this Article V. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Article V and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         At any regular or special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation who complies with the notice procedures set forth in this Article V. For business to be properly brought before any regular or special meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor (except for shareholder proposals subject to Rule 14a-8(a)(3)(i) of the Securities Exchange Act of 1934, as amended) more man 96 days prior to the meeting, provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later man the close of business on the 10th day following the day on which such notice of the date of the regular or special meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the regular or special meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. Notwithstanding anything in the corporation's Bylaws to the contrary, no business shall be conducted at any regular or special meeting except in accordance with the procedures set forth in this Article V. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article V and, if he shall so determine and declare to the meeting, any such business not properly brought before the meeting shall not be transacted.

         Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or elsewhere in these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article V.

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                                   ARTICLE VI

         Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting OF THE BOARD OF DIRECTORS AT WHICH all directors are present.

                                   ARTICLE VII

         No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (in) under
Section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article VII. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such director to repay such amount as, and to the extent, required by Minnesota Statutes, Chapter 302A.

                                  ARTICLE VIII

         No officer, employee, member of a committee of the board of directors, or agent of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such person acting in such capacity; provided, however, that this Article VIII shall not eliminate or limit the liability of such person to the extent provided by applicable law (i) for any breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which such person derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article VIII. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any such person to the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. Expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking of such officer, employee, member of a committee of the board of directors, or agent to repay such amount as, and to the extent, required by Minnesota Statutes, Chapter 302A.

         I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment, I am subject to the penalties of perjury as set forth in section 609.48 of Minnesota Statutes as if I had signed this Amendment under oath.

Dated: October 29, 2001

       Mark J. Vieno
       Assistant Secretary

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